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                                                                    Exhibit 23.1




                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Bassett Furniture Industries, Incorporated (the "Company") (which relates to the Bassett Furniture Industries, Incorporated 1997 Employee Stock Plan) of our report dated January 2, 1998, relating to the consolidated balance sheet of Bassett Furniture Industries, Incorporated and subsidiaries as of November 30, 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended, which report is incorporated by reference in the Company's Annual Report on Form 10-K for the year ended November 30, 1997.


                                                     ARTHUR ANDERSEN LLP



Greensboro, North Carolina,
July 30, 1998.